Exhibit (d)(55)

FEE WAIVER AGREEMENT
FOR TIAA-CREF LIFECYCLE FUNDS

          This Agreement is entered into effective as of October 1, 2012, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (“Advisors”), a Delaware corporation.

          WHEREAS, the Trust is an open-end diversified management investment company with numerous investment portfolios, including a sub-family of funds known as the “Lifecycle Funds” (collectively, the “Funds”).

          WHEREAS, Advisors and the Trust have entered into an Investment Management Agreement (the “Investment Management Agreement”) providing for investment management services to be provided by Advisors to the Funds for an investment management fee; and

          WHEREAS, the parties hereto wish to lessen the impact of the fees levied on the Funds in the Investment Management Agreement.

          NOW, THEREFORE, the parties do hereby agree as follows:

6.	Term of Agreement. This Agreement shall be in-force from October 1, 2012 until the close of business on September 30, 2013, unless earlier terminated by written agreement of the parties hereto.

7.	Waiver of Management Fee. Advisors hereby agrees to waive all of its fees under the Investment Management Agreement for the following Funds:

Lifecycle Retirement Income Fund
Lifecycle 2010 Fund
Lifecycle 2015 Fund
Lifecycle 2020 Fund
Lifecycle 2025 Fund
Lifecycle 2030 Fund
Lifecycle 2035 Fund
Lifecycle 2040 Fund
Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle 2055 Fund

8.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, Inc.

By:
Title:

TIAA-CREF Funds
     On Behalf of Each Lifecycle Fund

By:
Title: